Registration No: 33-
     =================================================================
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549
                                  FORM S-8
                           REGISTRATION STATEMENT
                                   Under
                         THE SECURITIES ACT OF 1933

                            INDIANA ENERGY, INC.
           (Exact name of registrant as specified in its charter)

               INDIANA                               35-1654378
      (State or other jurisdiction                (I.R.S. Employer
     of incorporation or organization)            Identification No.)

          1630 North Meridian Street
             Indianapolis, Indiana                  46202
     (Address of Principal Executive Offices)     (Zip Code)

             INDIANA GAS COMPANY, INC. RETIREMENT SAVINGS PLAN
                          (Full title of the plan)

         LAWRENCE A. FERGER, President and Chief Executive Officer
                            INDIANA ENERGY, INC.
          1630 North Meridian Street, Indianapolis, Indiana  46202
                  (Name and address of agent for service)
                                317-926-3351
       (Telephone number, including area code, of agent for service)

                              CALCULATION OF REGISTRATION FEE
      ==============================================================================

                                                Proposed    Proposed
                                                Maximum     Maximum
                                                Offering    Aggregate   Amount Of
      Type of securities      Amount to be      Price Per   Offering    Registration
      to be registered        Registered        Share (1)   Price (1)   Fee
      -----------------------------------------------------------------------------
      Common Stock,           1,000,000         $19.25      $19,250,000  $6,637.94
      without par value       shares (2)(3)

      =============================================================================

      (1) Estimated solely for the purpose of calculating the registration fee and based on average of the high and low sales prices per share of Common Stock of Indiana Energy, Inc. on October 7, 1994, pursuant to Rule 457(c)

      (2) In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interest to be offered or sold pursuant to the employee benefit plan described herein.

      (3) Any additional shares of Common Stock to be issued as a result of stock dividends, stock splits, or similar transactions shall be covered by this Registration Statement as provided in Rule 416.


                                          PART I

                        INFORMATION REQUIRED IN THE
                          SECTION 10(A) PROSPECTUS

          The document(s) containing information specified by part I of this Form S-8 Registration Statement (the "Registration Statement") will be sent or given to participants in the Indiana Gas Company, Inc. Retirement Savings Plan (the "Plan") as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "1933 Act"). Such document(s) are not being filed with the Commission but constitute (along with the documents incorporated by reference into the Registration Statement pursuant to Item 3 of part II hereof), a prospectus that meets the requirements of Section 10(a) of the 1933 Act.


                                  PART II

             INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

     Item 3.  Incorporation of Documents by Reference.

          The following documents filed with the Securities and Exchange Commission (the "Commission") by Indiana Energy, Inc. (the "Company") or the Plan* pursuant to the Securities Exchange Act of 1934 (the "Exchange Act") are incorporated by reference in this Registration Statement.

               (a) Annual Report on Form 10-K of the Company for the year ended September 30, 1993.

               (b)  Annual Report on Form 11-K of the Indiana Gas
          Company, Inc. Retirement Savings Plan for the year ended December 31, 1993.

               (c)  Annual Report on Form 11-K of the Indiana Gas
          Company, Inc. Retirement Savings Plan for Bargaining Unit Employees for the year ended December 31, 1993.

               (d) Quarterly Reports of the Company on Forms 10-Q for the quarters ended December 31, 1993, March 31, 1994 and June 30, 1994.

               (e) The Company's definitive proxy statement, dated December 3, 1993, filed pursuant to Section 14 of the Exchange Act, in connection with the annual meeting of its shareholders held January 10, 1994.

               (f) The description of the Common Stock contained in Item 4 of the Company's Registration Statement on
          Form 8-B dated February 28, 1986, and all amendments or reports filed for the purpose of updating such description.

               (g)  The description of the Company's Rights To
          Purchase Common Stock contained in the Company's Amendment on Form 8 filed on April 16, 1990 to the Form 8-A
          Registration Statement filed on August 4, 1986.


     ___________________

     * The Indiana Gas Company, Inc. Retirement Savings Plan for Bargaining Unit Employees was merged into the Plan effective October 1, 1994. The merger did not involve any change in participant account balances or the benefits with respect to either of the plans.



               (g) All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, as of the date of filing such documents.

     Item 4.  Description of Securities.

          Not applicable.

     Item 5.  Interests of Named Experts and Counsel.

          Howard J. Cofield, a partner at Barnes & Thornburg, is a director of the Company.

     Item 6.  Indemnification of Directors and Officers.

          The following discussion of the indemnification provisions of the Indiana Business Corporation Law (Indiana Code Section 23-1-37) (the "BCL"), which applies to the Company, is a summary, is not meant to be complete, and is qualified in its entirety by reference to the BCL.

          The BCL authorizes a corporation to indemnify its directors, officers, employees and agents against expenses in certain proceedings provided such person (i) acted in good faith, (ii) reasonably believed if acting in an official capacity, that his conduct was in the best interest of the corporation, or in all other cases, that his conduct was at least not opposed to the corporation's best interest, and (iii) in the case of criminal proceedings the individual had reasonable cause to believe that his conduct was lawful, or had no reasonable cause to believe that his conduct was unlawful. The BCL provides further that a corporation shall indemnify its directors, officers, employees, and agents who are wholly successful, on the merits or otherwise, against expenses in the defense of such proceedings. The BCL provides, however, that this indemnification should not be deemed exclusive of any other indemnification rights provided by the Articles of Incorporation, By-Laws, resolution or other authorizations adopted by a majority vote of the voting shares then issued and outstanding.

          Under the same statute, an Indiana corporation may purchase and maintain insurance on behalf of any person who is or was a director, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of the BCL.

          Section 8.08, Clause (b) of Article 8 of the Amended and Restated Articles of Incorporation, as amended, of the Company provides as follows:

          Clause (b).  Indemnification of Corporate Persons and
     Related Matters. The following provisions apply to the indemnification by the Corporation of Corporate Persons and matters related thereto:

              (i) Indemnification Standards. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil or criminal, administrative or investigative, formal or informal (an "Action"), by reason of the fact that he is or was a Corporate Person of the Corporation or is or was serving at the request of the Corporation as a Corporate Person, partner, trustee or member or in another authorized capacity (collectively, an "Authorized Capacity") of or for another Legal Entity, whether or not organized or formed for profit (collectively, "Another Entity"), against expenses (including attorneys' fees) ("Expenses") and judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such Action, if such person (1) acted in good faith, (2) acted in a manner he reasonably believed (A) with respect to actions as a Corporate Person of the Corporation, to be in the best interests of the Corporation, or (B) with respect to actions in an Authorized Capacity of or for Another Entity, was not opposed to the best interests of the Corporation, and (3) with respect to any criminal Action, either (A) had reasonable cause to believe his conduct was lawful, or (B) had no reasonable cause to believe his conduct was unlawful. The termination of any Action by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, be determinative that the person did not meet the standards for indemnification set forth in this Clause
           (b)(i) (the "Indemnification Standards").

               (ii) Indemnification in Successfully Defended Actions. To the extent that a person who is or was a Corporate Person of the Corporation, or is or was serving at the request of the Corporation in an Authorized Capacity of or for Another Entity, has been successful on the merits or otherwise in the defense of any Action referred to in Clause (b)(i) above, or in the defense of any claim, issue or matter in any such Action, the Corporation shall indemnify him against Expenses actually and reasonably incurred by him in connection therewith.

              (iii) Indemnification Procedure. Unless ordered by a court, any indemnification of any person under Clause
           (b)(i) above shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of such person is proper in the circumstances because he met the Indemnification Standards. Such determination shall be made (1) by the Board, by a majority vote of a quorum consisting of Directors who are not at the time parties to the Action involved ("Parties"); or (2) if a quorum cannot be obtained under Subparagraph
           (1), by a majority vote of a Committee duly designated by the Board (in which designation Directors who are Parties may participate), consisting solely of two or more Directors who are not at the time Parties; or (3) by written opinion of independent legal counsel (A) selected by the Board or Committee in the manner prescribed in Subparagraphs (1) or (2), respectively, or (B) if a quorum cannot be obtained and a Committee cannot be designated under Subparagraphs (1) and (2), respectively, selected by a majority of the full Board, in which selection Directors who are Parties may participate; or (4) by the Shareholders who are not at the time Parties, voting together as a single class.

               (iv) Advances for Expenses. Expenses reasonably incurred in defending an Action by any person who may be entitled to indemnification under Clause (b)(i) above may be paid by the Corporation in advance of the final disposition of such Action if (1) such person furnishes the Corporation with (A) a written affirmation of his good faith belief that he has met, and (B) a written undertaking, executed personally or on his behalf, to repay the advance (an "Undertaking") if it is ultimately determined that he did not meet, the Indemnification Standards; and (2) a determination is made, under the procedure set forth in Clause (b)(iii) above, that the facts then known to those making the determination would not preclude indemnification under Clause (b)(i) above. An Undertaking must be an unlimited general obligation of the person making it, but need not be secured and may be accepted by the Corporation without further reference to such person's financial ability to make repayment.

              (v) Rights Not Exclusive. The indemnification provided in these Articles (1) shall not be deemed exclusive of any other rights to which a person seeking indemnification may be entitled under (A) any law, (B) the By-Laws, (C) any resolution of the Board or of the Shareholders, (D) any other authorization, whenever adopted, after notice, by a majority vote of all Shares entitled to vote on General Voting Matters, or (E) the articles of incorporation, code of by-laws or other governing documents or any resolution of or other authorization by the directors, shareholders, partners, trustees, members, owners or governing body, of Another Entity; (2) shall inure to the benefit of the heirs, executors and administrators of such person; and (3) shall continue as to any such person who has ceased to be a Corporate Person of the Corporation or to be serving in an Authorized Capacity for Another Entity.

               (vi) Insurance. The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a Corporate Person of the Corporation, or is or was serving at the request of the Corporation in an Authorized Capacity of or for Another Entity, against any liability asserted against and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Clause
           (b).

              (vii) Definition of Corporation. For the purposes of this Clause (b), references to "the Corporation" include any constituent corporation absorbed in a consolidation or merger (a "Constituent") as well as the resulting or surviving corporation (the "Survivor"), such that any person who is or was a Corporate Person of such a Constituent, or is or was serving at the request of such Constituent in an Authorized Capacity of or for Another Entity, shall stand in the same position under the provisions of this Clause (b) with respect to the Survivor as he would if he had served the Survivor, or at his request, in the same capacity.

           The Company maintains directors' and officers' liability insurance with an annual aggregate limit of $35,000,000 for the current policy period, subject to a $200,000 deductible at the corporate level, for each wrongful act where corporate reimbursement is available to any director or officer. When corporate reimbursement is not available as prescribed by applicable common law, statutory law or the Company's governing documents, the insurer will reimburse the directors and officers with no deductible with respect to losses sustained by them for specified wrongful acts while acting in their capacities, individually or collectively, as such directors or officers.

     Item 7.  Exemption from Registration Claimed.

           Not applicable.

     Item 8.  Exhibits.

                                 EXHIBIT INDEX
      Exhibit 3-A Amended and Restated Articles of Incorporation, as amended, of Indiana Energy, Inc. (the
                     "Company") (incorporated by reference from
                     Exhibit 3-A to the Company's Annual Report on
                     Form 10-K for the year ended September 30,
                     1993).

      Exhibit 3-B    Code of By-Laws, as amended, of the Company
                     (incorporated by reference from Exhibit 3-B to the Company's Annual Report on Form 10-K for the year ended September 30, 1993).

      Exhibit 4-A    Specimen of the Company's Common Stock
                     certificate (incorporated by reference to
                     Exhibit 4(c) to the Company's Registration
                     Statement on Form S-3 (Registration No. 33-
                     61976) filed May 3, 1993).

      Exhibit 4-B    Right Agreement between Indiana Energy, Inc. and
                     Continental Illinois National Bank and Trust
                     Company of Chicago, as Rights Agent (succeeded by First Chicago Trust Company of New York), dated July 30, 1986 and amended and restated as of December 8, 1989 (incorporated by reference from Exhibit 1 to the Company's Amendment on Form 8 to Form 8-A Registration Statement filed
                     April 16, 1990).

      *Exhibit 5     Opinion of Barnes & Thornburg with respect to
                     the legality of the securities registered
                     hereunder.**

      *Exhibit 23-A  Consent of Arthur Andersen LLP

      Exhibit 23-B Consent of Barnes & Thornburg (included in opinion of counsel filed as Exhibit 5)

      *Exhibit 24    Powers of Attorney executed by directors and
                     officers on whose behalf this registration
                     statement was signed.

      ---------------------------

      *     Filed Herewith.

      **    The Registrant undertakes that Registrant has submitted or will submit the Plan and all amendments thereto to the Internal Revenue Service
            ("IRS") and has made all changes required by the IRS in order to qualify the Plan.


     Item 9.  Undertakings.

          (a)  The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i)  To include any prospectus required by section
          10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date hereof (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

     provided, however, that the undertakings set forth in paragraphs
     (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                 SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Indianapolis, State of Indiana, on October 11, 1994.

                              INDIANA ENERGY, INC.


                              By:  /s/ Lawrence A. Ferger
                                   --------------------------------
                                   Lawrence A. Ferger, President
                                   and Chief Executive Officer

          Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.


            Signature                           Title             Date


      (1)  Principal Executive Officer

      /s/ Lawrence A. Ferger
      ---------------------------------     President and Chief   October 11, 1994
      Lawrence A. Ferger                    Executive Officer

      (2)  Principal Financial Officer

      /s/Niel C. Ellerbrook
      --------------------------------      Vice President and    October 11, 1994
      Niel C. Ellerbrook                    Treasurer and Chief
                                            Financial Officer

      (3)  Principal Accounting Officer

      /s/ Jerome A. Benkert Jr.
      --------------------------------      Controller            October 11, 1994
      Jerome A. Benkert Jr.

      (4)  A Majority of the Board
           of Directors

      *Duane M. Amundson                    Director
      *Paul T. Baker                        Director
      *Gerald L. Bepko                      Director
      *Howard J. Cofield                    Director
      *Niel C. Ellerbrook                   Director
      *Loren K. Evans                       Director
      *Lawrence A. Ferger                   Director              October 11, 1994
      *Otto N. Frenzel III                  Director
      Anton H. George                       Director
      Don E. Marsh                          Director
      *Richard P. Rechter                   Director
      *James C. Shook                       Director

            /s/ Lawrence A. Ferger
      *By:  ----------------------------------------------
            (Lawrence A. Ferger, Attorney-in-Fact)



            INDIANA GAS COMPANY, INC. RETIREMENT SAVINGS PLAN. Pursuant to the requirements of the Securities Act of 1933, the Plan has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Indianapolis, State of Indiana, On October 11, 1994.


                              INDIANA GAS COMPANY, INC.
                              RETIREMENT SAVINGS PLAN

                              By the Plan Committee, Plan
                              Administrator

                              A majority of the members of
                              the Plan Committee:

                              /s/ Lawrence A. Ferger
                              -------------------------------
                              Lawrence A. Ferger


                              /s/ Paul T. Baker
                              -------------------------------
                              Paul T. Baker


                              /s/ Niel C. Ellerbrook
                              -------------------------------
                              Niel C. Ellerbrook


                              /s/  Steven M. Schein
                              -------------------------------
                              Steven M. Schein


                              /s/ Thomas J. Zabor
                              -------------------------------
                              Thomas J. Zabor